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                                                                      Exhibit 10


INDEPENDENT AUDITORS' CONSENT
-----------------------------


We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 33-66786 of Lincoln Benefit Life Variable Annuity Account of our reports dated April 18, 1997 on the financial statements of Lincoln Benefit Life Variable Annuity Account and the consolidated financial statements and supplemental schedule of Lincoln Benefit Life Company appearing in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the reference to us under the headings "Financial Statements" in the Statement of Additional Information and "Condensed Financial Information" in the Prospectus, which are part of this Registration Statement.




DELOITTE & TOUCHE LLP


Lincoln, Nebraska
April 28, 1997